EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for April 2011

WHITE PLAINS, N.Y., April 18, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its April newsletter today.

Positioned for Growth

With continued signs of improvement across all sectors of the economy, our outlook for small to medium-sized businesses remains upbeat. The middle market still represents fertile ground for mergers and acquisitions, fueling a healthy demand for loans. Meanwhile, banks seem content to focus on the larger, more liquid credits while ceding the middle ground to specialty lenders like Fifth Street.

As one of a handful of BDCs with the size and capacity to offer a wide range of flexible financing solutions, we feel that Fifth Street is well-positioned to capitalize on the imbalance we currently see between supply and demand. We originated over $200 million in the second fiscal quarter of 2011—a significant achievement considering the slower pace set by a number of our peers.

Laying the Groundwork for Rising Interest Rates

We're taking advantage of favorable market conditions in a number of ways, and at the top of our list is harnessing the power of interest rate spreads. By borrowing at relatively low fixed rates—and lending primarily at floating rates—we feel we are laying the optimal foundation to benefit from an inevitable hike in interest rates.

Although no one can predict when these higher rates will materialize, anecdotal evidence of inflationary pressures emerging from our underlying portfolio companies gives us pause. For example, we are noticing China's recent wage inflation starting to filter through exports in some of our portfolio companies with ties to Chinese manufacturing. Within the hospitality sector, we are also seeing restaurants increase menu prices in an effort to offset rising food costs. In both instances, demand elasticity has mostly enabled our portfolio companies to pass through rising input costs to the end consumer, rather than suffer a decline in income.

A Winning Formula: Borrow Fixed, Lend Floating

Based on our early indicators, we believe the question of interest rate hikes has become "when," not "if," they will occur. That is why we have undertaken significant efforts to lock in low fixed interest rates on our credit facilities. We secured the first $73 million in our SBIC facility at an interest rate of 3.215%—which we believe is an all-time low under the SBIC program. For our most recent tranche of $65.3 million, we locked in at a modestly higher, but still attractive interest rate of 4.084%, bringing our total borrowings under our first license to $138.3 million (out of a possible $150 million). Recently, we added $150 million of 5-year fixed unsecured convertible debt at an interest rate of 5.375%.

On the flip side, we have turned the corner in terms of proactively repositioning our portfolio towards floating rates. At calendar year end, approximately 50% of the portfolio was floating versus fixed—and now that figure is closer to 60% and trending towards our 2011 goal of 75%.

Achieving Scale

Another way we are taking advantage of this constructive environment is by pursuing greater scale. We are approaching a critical milestone in terms of size, closing in on $1 billion of assets under management—a position that allows us to increase our deal sizes and in turn, deepens our relationships within the industry.

Successful equity offerings have been pivotal to this strategy. In June 2008, we completed our IPO in one of the toughest markets on record. We had our first follow-on offering in July 2009 and since that time each of our subsequent raises have been at successively higher offering prices. Our most recent offerings include $145.5 million from a public offering of common stock in February and $150 million from a private offering of convertible senior notes in April. With our enhanced stature and balance sheet, we have been able to attract a number of premier sponsors looking for a sizable, stable partner while instilling a greater level of comfort in the banks who lend to us.

Investment Grade Rating

We recently received investment grade issuer and corporate debt ratings from the global ratings agency Fitch Ratings. Obtaining investment grade ratings for both our secured and unsecured debt was an important 2011 goal that we had set for ourselves. We are one of only a handful of BDCs to have earned such a rating. Significantly, many banks have lower capital charges lending to those companies with investment grade ratings. Fifth Street is now in a position to further drive down its cost of capital which we believe will, in turn, enhance overall shareholder value.

Exploring New Opportunities

Mindful that benign market conditions like these will not last indefinitely, we are actively expanding our footprint and penetrating new markets. We continue to selectively enhance our team—especially in support of our origination efforts in the Midwest. Recent hires of highly regarded private equity veterans have brought with them extensive experience and long-standing relationships to the firm, which have allowed us to make inroads into new markets.

Meanwhile our team has begun syndicating larger facilities. In fact, we recently completed a syndication, providing a combination of senior secured debt and equity to a private equity sponsor seeking to acquire a large U.S. specialty retailer. Syndicating deals allows us to generate additional fee income in the larger end of the market providing better overall returns.

Responsive Shareholders

Based on the high proxy voting response we received at our Annual Meeting, we sense a great deal of enthusiasm on the part of our current shareholders. We are pleased to have earned your support and will continue to remain disciplined and focused on executing our strategic plan to capitalize on the momentum we have achieved to date.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com